BLUE RIDGE WNJ, LLC

6.90% Senior Secured Note, Due August 15, 2031

No. R-

August 28, 2009

$4,038,000

Blue Ridge WNJ, LLC, a limited liability company organized under the laws of the State of New Jersey (the “Company”), for value received, hereby promises to pay to or to the order of WELLS FARGO BANK NORTHWEST N.A., AS TRUSTEE or registered assigns, the principal amount of FOUR MILLION THREE HUNDRED AND FORTY THOUSAND AND 00/100 DOLLARS ($4,038,000) together with interest from the date hereof until maturity at the rate of 6.90% per annum (computed on the basis of a 360-day year of 12 consecutive 30-day months) in installments as provided in the amortization schedule attached hereto as Annex I.

The Company further promises to pay interest at the rate of 8.90% per annum (i) on each overdue installment of principal, premium, if any, and (to the extent legally enforceable) upon each overdue installment of interest in each case from and after the due date of each such installment, whether by acceleration or otherwise, until paid and (ii) during the continuance of an Event of Default, on the unpaid balance hereof and on any overdue payment of any Make-Whole Amount.  Payments of principal, premium, if any, and interest shall be made in such coin or currency of the United States of America as at the time of payment is legal tender for the payment of public and private debts by check mailed and addressed to the holder hereof at the address set forth on page 1 of the Note Purchase Agreement described below, or, at the option of the holder hereof, in such manner and at such other place in the United States of America as the holder hereof shall have designated to the Company in writing.

This Note is issued under and pursuant to the terms and provisions of the Note Purchase Agreement dated as of August 28, 2009 (the “Note Purchase Agreement”) entered into by the Company with Wells Fargo Bank Northwest N.A., as Trustee (the “Purchaser”) and secured by the Mortgage, Security Agreement, Assignment of Leases and Rents and Fixture Filing Statement dated as of August 28, 2009 (the “Mortgage”) from the Company for the benefit of the Purchaser in respect of the Mortgaged Property described therein and the Lease dated May 18, 2005 between the Company (as successor-in-interest to Net Lease Development LLC, a Delaware limited liability company), as landlord, and Walgreen Eastern Co., Inc., a corporation organized under the laws of the State of New York, as tenant.  This Note and the holder hereof are entitled to all the benefits provided for by the Note Purchase Agreement and the Mortgage, to which Note Purchase Agreement and Mortgage reference is hereby made for the statement thereof, including a description of the Mortgaged Property (as defined in the Mortgage), the nature and extent of the security and the rights of the holder of the Note and of the Company in respect thereof.

This Note may be declared due prior to its expressed maturity date, voluntary prepayments may be made thereon by the Company and certain prepayments are required to be made thereon, all in the events, on the terms and in the manner and amounts as provided in the Mortgage.

BLUE RIDGE WNJ, LLC, a New Jersey limited liability company

By:  Blue Ridge Real Estate Company, a Pennsylvania corporation, as Manager

By

  /s/ Eldon D. Dietterick

Name:  Eldon D. Dietterick

Title:  Executive Vice President and Treasurer